Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to an Arrangement Agreement and Plan of Arrangement dated as of November 1, 2014 (the “Arrangement Agreement”) pursuant to which Soar Acquisition Inc. (“ORBCOMM Sub”), a wholly-owned subsidiary of ORBCOMM Inc. (“ORBCOMM” or the “Company”), will acquire all of the outstanding common shares of SkyWave Mobile Communications Inc. (“SkyWave”) by way of a plan of arrangement under the Business Corporations Act (Ontario) (the “Acquisition”).

ORBCOMM is expected to finance a portion of the $130 million purchase price for the Acquisition by borrowing $70 million under its existing credit facility with Macquarie CAF LLC and the proceeds of an underwritten registered public offering of the Company’s common stock (the “Related Financing Transactions”).

In connection with the Acquisition and the entry into the Arrangement Agreement, ORBCOMM and Inmarsat Global Limited (“Inmarsat”) have entered into an Asset Purchase and Cooperation Agreement with respect to Inmarsat’s services to SkyWave post-Acquisition as well as the purchase, upon consummation of the Acquisition, of certain assets of SkyWave by affiliates of Inmarsat (the “Inmarsat Agreement”).

The unaudited pro forma condensed combined balance sheet information is presented as if the Acquisition, the Related Financing Transactions and the Inmarsat Agreement had occurred on June 30, 2014. The unaudited pro forma condensed combined statement of operations information is presented as if the Acquisition, the Related Financing Transactions and the Inmarsat Agreement had occurred on January 1, 2013.

The unaudited pro forma condensed combined financial information set forth below has been prepared by (i) aggregating (a) our historical consolidated financial data and (b) the historical financial data for SkyWave, presented in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), (ii) adjusting certain SkyWave financial information to provide a consistent presentation with ORBCOMM’s financial statements and U.S. GAAP and (iii) making certain pro forma adjustments thereto. The pro forma adjustments used in the preparation of the unaudited pro forma condensed combined financial information are based upon available information and assumptions that we believe are reasonable; however, we can provide no assurance that the assumptions are correct.

While we intend to have a third-party appraisal of the assets acquired and liabilin connities assumed, this appraisal has not yet begun. This financial information is very preliminary in nature, and is provided herein solely for the purposes of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of operations do not include costs that we expect to incur in connection with the Acquisition or any cost savings or other synergies that may result from the combination of the operations of ORBCOMM and SkyWave (or the costs necessary to achieve those cost savings and other synergies).

The unaudited pro forma condensed combined financial information has been provided for comparative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that ORBCOMM would have reported had the Acquisition, the Related Financing Transactions and the Inmarsat Agreement occurred on the dates set forth above and should not be taken as a representation of ORBCOMM’s future consolidated results of operations or financial position.

Pursuant to the requirements of Article 11 of Regulation S-X, the historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of the businesses.

SkyWave’s financial statements were prepared in U.S. dollars and in accordance with IFRS, as issued by the IASB, which differs in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Adjustments have been made to conform SkyWave’s historical IFRS financial statements to U.S. GAAP for the purposes of the pro forma presentation, which are reflected in the SkyWave Adjustments column.

The unaudited pro forma condensed combined financial information should be read in conjunction with the:

•	Audited consolidated financial statements and notes thereto of ORBCOMM as of December 31, 2013 and for the year ended December 31, 2013, included in ORBCOMM’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”) on March 17, 2014;

•	Unaudited condensed consolidated financial statements and notes thereto of ORBCOMM as of June 30, 2014 and for the quarter ended June 30, 2014, included in ORBCOMM’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 8, 2014; and

•	Audited consolidated financial statements and notes thereto of SkyWave as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 and unaudited interim condensed consolidated financial statements and notes thereto of SkyWave as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 included in Exhibits 99.4 and 99.5, respectively, to this Report.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

			SkyWave
	ORBCOMM As	SkyWave As	Adjustments	Pro Forma		Pro Forma
($ in thousands)	Reported	Reported(*)	(Note 2)	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$48,677	$41,603		$(32,478	)(B)	$57,802
Accounts receivable, net	18,719	10,012		(348	)(C)	28,383
Investment tax credits receivable	—	1,115	(1,115)			—
Inventories	7,637	1,585				9,222
Prepaid expenses and other current assets	2,930	150	1,115	385	(B)	4,417
				(163	)(C)
Deferred tax assets	623	—	622			1,245

Total current assets	78,586	54,465	622	(32,604)		101,069

Satellite network and other equipment, net	167,632	—	11,241	(7,500	)(D)	171,373
Property and equipment	—	4,378	(4,378)			—
Goodwill	40,149	820		70,152	(E)	111,121
Intangible assets, net	27,785	8,200	(6,863)	50,663	(E)	79,785
Restricted cash	2,195	—				2,195
Long-term receivable	—	264	(264)			—
Other assets	2,771	775	264	1,540	(B)	5,350
Deferred tax assets	—	4,949	(622)			4,327
Deferred income taxes	1,254	—				1,254

Total assets	$320,372	$73,851	$—	$82,251		$476,474

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$7,426	$—	$2,944	$(348	)(C)	$10,022
Accrued expenses	12,538	—	4,818			17,356
Accounts payable and accrued liabilities	—	6,607	(6,607)			—
Provisions	—	603	(603)			—
Current portion of deferred revenue	3,668	256		(163	)(C)	3,761
Airtime credits payable	—	552	(552)			0
Current portion loan payable	—	260		(260	)(B)	0

Total current liabilities	23,632	8,278	—	(771)		31,139

Note payable - related party	1,560	—				1,560
Warrants	—	944	(944)			—
Airtime credits payable	—	26	(26)			—
Deferred leasing costs	—	1,239	(1,239)			—
Note payable	45,000	2,064		67,936	(B)	115,000
Deferred revenue, net of current portion	2,417	—		—		2,417
Deferred tax liabilities	7,293	—		13,780	(F)	21,073
Other liabilities	5,707	—	2,209	(944	)(G)	6,972

Total liabilities	85,609	12,551	—	80,001		178,161

Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A	940	—				940
Common stock	55	82,794		(82,781	)(H)	68
Additional paid-in capital	296,282	3,536		64,001	(H)	363,819
Accumulated other comprehensive income	170	—				170
Accumulated deficit	(62,463)	(25,030)		21,030	(H)	(66,463)
Less treasury stock, at cost	(96)	—				(96)

Total ORBCOMM, Inc. stockholders’ equity	234,888	61,300	—	2,250		298,438
Noncontrolling interest	(125)	—				(125)

Total equity	234,763	61,300	—	2,250		298,313

Total liabilities and equity	$320,372	$73,851	$—	$82,251		$476,474

(*) In accordance with IFRS, as issued by the IASB.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

($ in thousands)	ORBCOMM(*)	SkyWave As Reported(**)	SkyWave Adjustments (Note 2)	Pro Forma Adjustments		Pro Forma Combined

Revenues:
Service revenues	$55,957	$—	$31,015	$(1,313	)(I)	$85,659
Product sales	18,255	—	26,949	(240	)(I)	44,964
Revenues	—	57,964	(57,964)			—

Total revenues	74,212	57,964	—	(1,553)		130,623

Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	19,806	—	13,419	(1,313	)(I)	31,645
				(267	)(I)
Cost of product sales	13,736	—	19,755	(240	)(I)	33,251
Cost of sales	—	31,123	(31,123)			—

Gross profit	40,670	26,841	(2,051)	267		65,727

Operating expenses:
Selling, general and administrative	24,551	—	13,135			37,686
General and administrative		2,276	(2,276)			—
Sales and marketing		10,780	(10,780)			—
Product development	2,759	—	2,810	1,200	(K)	6,769
Depreciation and amortization	6,001	—	3,272	2,761	(L)	12,034
Acquisition-related costs	1,658	—				1,658
Engineering, research and development	—	8,699	(8,699)			—

Income from operations	5,701	5,086	487	(3,694)		7,580

Other income (expense):
Interest income	38	573				611
Other income (expense)	373	15	(273)			115
Interest expense	(58)	(396)		(4,255	)(M)	(4,709)
Adjustment to airtime credits payable	—	172	(172)			—
Adjustment to fair value of warrants	—	42	(42)			—

Total other income (expense)	353	406	(487)	(4,255)		(3,983)

Income before income taxes	6,054	5,492	—	(7,949)		3,597
Income taxes	1,295	526		(1,540	)(N)	281

Net income	4,759	4,966	—	(6,409)		3,316
Less: Net income attributable to the noncontrolling interests	160	—				160

Net income attributable to parent company	$4,599	$4,966	$—	$(6,409)		$3,156

Net income attributable to parent company common stockholders	$4,540	$4,966	$—	$(6,409)		$3,097

Per share information-basic:
Net income attributable to parent company common stockholders	$0.10					$0.05

Per share information-diluted:
Net income attributable to parent company common stockholders	$0.09					$0.05

Weighted average common shares outstanding:
Basic	47,420					60,125

Diluted	48,770					61,475

(*) See Note 1 — “Basis of Presentation” for a discussion regarding certain reclassifications ORBCOMM made to prior period information.

(**) In accordance with IFRS, as issued by the IASB.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2014

			SkyWave
($ in thousands)	ORBCOMM As	SkyWave As	Adjustments	Pro Forma		Pro Forma
	Reported	Reported(*)	(Note 2)	Adjustments		Combined
Revenues:
Service revenues	$29,328	$—	$16,906	$(631	)(I)	$45,603
Product sales	14,320	—	13,634			27,954
Revenues	—	30,540	(30,540)			—

Total revenues	43,648	30,540	—	(631)		73,557

Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	9,700	—	7,433	(631	)(I)	16,209
				(293	)(I)
Cost of product sales	10,574	—	9,625			20,199
Cost of sales	—	15,968	(15,968)

Gross profit	23,374	14,572	(1,090)	293		37,149

Operating expenses:
Selling, general and administrative	15,120	—	6,538	(79	)(J)	21,579
General and administrative		1,092	(1,092)
Sales and marketing		5,233	(5,233)
Product development	1,320	—	1,886	324	(K)	3,530
Depreciation and amortization	3,989	—	1,521	1,338	(L)	6,848
Acquisition-related costs	1,366	—				1,366
Engineering, research and development	—	4,626	(4,626)			—

Income from operations	1,579	3,621	(84)	(1,290)		3,826

Other income (expense):
Interest income	18	172				190
Other income (expense)	45	48	(122)			(29)
Interest expense	(2)	(137)		(2,068	)(M)	(2,207)
Adjustment to airtime credits payable	—	61	(61)			—
Adjustment to fair value of warrants	—	(267)	267			—

Total other income (expense)	61	(123)	84	(2,068)		(2,046)

Income before income taxes	1,640	3,498	—	(3,358)		1,780
Income taxes	600	540		(423	)(N)	717

Net income	1,040	2,958	—	(2,935)		1,063
Less: Net income attributable to the noncontrolling interests	68	—				68

Net income attributable to parent company	$972	$2,958	$—	$(2,935)		$995

Net income attributable to parent company common stockholders	$953	$2,958	$—	$(2,935)		$976

Per share information-basic:
Net income attributable to parent company common stockholders	$0.02					$0.01

Per share information-diluted:
Net income attributable to parent company common stockholders	$0.02					$0.01

Weighted average common shares outstanding:
Basic	54,212					66,917

Diluted	55,976					68,681

(*)	In accordance with IFRS, as issued by the IASB.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands, except per share data)

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of ORBCOMM and SkyWave.

ORBCOMM has made certain reclassifications to prior period information to conform to the current period presentation, including (i) the reclassification of depreciation and amortization from cost of services, cost of product sales, product development and selling, general and administrative (“SG&A”) expenses into its own caption in the condensed consolidated statements of operations and (ii) the inclusion of a gross profit subtotal caption on the condensed consolidated statements of operations. These reclassifications had no effect on previously reported net income. For consistent presentation in the unaudited pro forma condensed combined statement of operations, the consolidated statement of operations for the year ended December 31, 2013 has been adjusted to reflect these reclassifications.

The acquisition method of accounting is based on authoritative guidance for business combinations and uses the fair value concepts in accordance with U.S. GAAP. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the results of operations.

The authoritative guidance for fair value defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, ORBCOMM may be required to record assets that it does not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect its intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The authoritative guidance for business combinations requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date if fair value can reasonably be estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability is recognized if it is probable that an asset existed or a liability has been incurred at the acquisition date and the amount of such asset or liability can be reasonably determined. ORBCOMM has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the SkyWave assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. A final determination of the fair value of SkyWave’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of SkyWave that exist as of the date of completion of the Acquisition and, therefore, cannot be made prior to that date. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

Certain IFRS to U.S. GAAP adjustments have been made to the historical financial statements of SkyWave. Although we believe these adjustments represent the known material adjustments necessary to present SkyWave’s financial statements in conformity with U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands, except per share data)

ORBCOMM performed a preliminary review of SkyWave’s accounting policies, based primarily on available information during diligence, to determine whether any adjustments were necessary to ensure comparability in the pro forma condensed combined financial statements. At this time, ORBCOMM is not aware of any unadjusted differences that would have a material impact on the pro forma condensed combined financial statements. As more information becomes available, ORBCOMM will perform a more detailed review of SkyWave’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands, except per share data)

Note 2 — Reclassification and U.S. GAAP Adjustments to SkyWave Financial Statements

The following reclassifications and U.S. GAAP adjustments have been made to the historical balance sheet and statements of operations of SkyWave to conform to ORBCOMM’s presentation as follows:

Reclassification and U.S. GAAP adjustments included in the unaudited adjusted historical balance sheet as of June 30, 2014:

	As Reported	Adjustments		As Adjusted
Investment tax credits receivable	$1,115	$(1,115	)(i)	$—
Prepaid expenses and other current assets	150	1,115	(i)	1,265
Long-term receivable	264	(264	)(ii)	—
Other assets	775	264	(ii)	1,039
Deferred tax assets - current	—	622	(iii)	622
Satellite network and other equipment	—	11,241	(iv)	11,241
Property and equipment	4,378	(4,378	)(iv)	—
Intangible assets, net	8,200	(6,863	)(iv)	1,337
Deferred tax assets - non-current	4,949	(622	)(iii)	4,327
Accounts payable	—	2,944	(v)	2,944
Accrued expenses	—	4,818	(v)	4,818
Accounts payable and accrued liabilities	6,607	(6,607	)(v)	—
Provisions	603	(603	)(v)	—
Airtime credits payable	552	(552	)(v)	—
Warrants	944	(944	)(vi)	—
Airtime credits payable	26	(26	)(vi)	—
Deferred leasing costs	1,239	(1,239	)(vi)	—
Other liabilities	—	2,209	(vi)	2,209

(i)	Investment tax credits receivable represents refundable amounts from the Canada Scientific Research & Experimental Development program for R&D expenditures and has been reclassified to prepaid expenses and other current assets for consistent presentation in the unaudited pro forma condensed combined balance sheet.
(ii)	Long-term receivables represents receivables on hardware sales and have been reclassified to other assets for consistent presentation in the unaudited pro forma condensed combined balance sheet.
(iii)	Adjustment represents a reclassification between current deferred tax assets and non-current deferred tax assets to conform the historical SkyWave financials, prepared in accordance with IFRS, as issued by the IASB, to U.S. GAAP.
(iv)	Software components and gateway earth stations, classified by SkyWave as intangible assets, as well as tangible property and equipment, have been reclassified to satellite network and other equipment, net for consistent presentation in the unaudited pro forma condensed combined balance sheet.
(v)	Accounts payable and accrued liabilities, airtime credits payable, current and provisions have been reclassified to conform to ORBCOMM’s presentation of accounts payable.
(vi)	Warrants, airtime credits payable, non-current and deferred leasing costs have been reclassified to other liabilities, non-current.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands, except per share data)

Reclassification included in the unaudited adjusted historical statement of operations for the year ended December 31, 2013:

	As Reported	Reclassification		As Adjusted
Service revenues	$—	$31,015	(i)	$31,015
Product sales	—	26,949	(i)	26,949
Revenues	57,964	(57,964	)(i)	—
Cost of services	—	13,419	(ii)	13,419
Cost of product sales	—	19,755	(ii)	19,755
Cost of sales	31,123	(31,123	)(ii)	—
Selling, general and administrative	—	13,135	(ii)	13,135
General and administrative	2,276	(2,276	)(ii)	—
Sales and marketing	10,780	(10,780	)(ii)	—
Product development	—	2,810	(ii)	2,810
Depreciation and amortization	—	3,272	(ii)	3,272
Engineering, research and development	8,699	(8,699	)(ii)	—
Other income (expense)	15	(273	)(ii)	(258)
Adjustment to airtime credits payable	172	(172	)(ii)	—
Adjustment to fair value of warrants	42	(42	)(ii)	—

(i)	Revenues have been reclassified to service revenues and product sales for consistent presentation in the pro forma condensed combined statement of operations.
(ii)	SkyWave costs and expenses have been reclassified to conform to ORBCOMM’s presentation.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands, except per share data)

Reclassification included in the unaudited adjusted historical statement of operations for the six months ended June 30, 2014:

	As Reported	Reclassification		As Adjusted
Service revenues	$—	$16,906	(i)	$16,906
Product sales	—	13,634	(i)	13,634
Revenues	30,540	(30,540	)(i)	—
Cost of services	—	7,433	(ii)	7,433
Cost of product sales	—	9,625	(ii)	9,625
Cost of sales	15,968	(15,968	)(ii)	—
Selling, general and administrative	—	6,538	(ii)	6,538
General and administrative	1,092	(1,092	)(ii)	—
Sales and marketing	5,233	(5,233	)(ii)	—
Product development	—	1,886	(ii)	1,886
Depreciation and amortization	—	1,521	(ii)	1,521
Engineering, research and development	4,626	(4,626	)(ii)	—
Other income (expense)	48	(122	)(ii)	(74)
Adjustment to airtime credits payable	61	(61	)(ii)	—
Adjustment to fair value of warrants	(267)	267	(ii)	—

(i)	Revenues have been reclassified to service revenues and product sales for consistent presentation in the unaudited pro forma condensed combined statement of operations.
(ii)	SkyWave costs and expenses have been reclassified to conform to ORBCOMM’s presentation.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014 give effect to the Acquisition, the Related Financing Transactions and the Inmarsat Agreement as if they had occurred on January 1, 2013. The unaudited condensed combined balance sheet as of June 30, 2014 gives effect to the Acquisition, the Related Financing Transactions and the Inmarsat Agreement as if they had occurred on June 30, 2014.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the Acquisition, the Related Financing Transactions and the Inmarsat Agreement occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands, except per share data)

Note 3 — Preliminary Purchase Price Allocation

The total consideration for the transaction is $130,000 in cash and a promissory note, in a debt-free cash-free transaction. The combined company will allocate the purchase price paid by ORBCOMM to the fair value of the SkyWave assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of SkyWave as of June 30, 2014. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis. Once ORBCOMM completes this analysis, additional insight may be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors.

The estimated intangible assets are comprised of customer contracts with an estimated useful life of 11 years, technology with an estimated useful life of 10 years, and trade names with an estimated useful life of 9 years, which is consistent with the estimated benefit period. Since ORBCOMM has limited information at this time to value all of the intangible assets, the estimated fair values were based primarily on current estimates of SkyWave’s expected future cash flows for all customer contracts and projected revenue for all trade names and technology. ORBCOMM expects that the estimated value assigned to SkyWave’s customer contracts is likely to change as ORBCOMM analyzes the specifics of SkyWave’s customer contracts and as life and renewal assumptions are refined. Additional intangible asset classes may be identified as the valuation process continues, however such items are currently not expected to be material to the overall purchase price allocation. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by $626. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the final valuation is complete may differ materially from the pro forma amounts presented below:

Assets acquired:
Current assets	$20,984
Satellite network and other equipment, net	3,741
Other non-current assets	5,366

Total tangible assets acquired	30,091
Intangible assets acquired	52,000
Liabilities assumed	(9,283)
Deferred tax liability	(13,780)

Total assets acquired in excess of liabilities assumed	59,028
Goodwill	70,972

Total purchase price	$130,000

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands, except per share data)

Note 4 — Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(A) Sources and Uses

Sources of funds: (1)
Credit facility	$70,000
Anticipated proceeds from November 2014 Equity Offering	72,000

Total sources of funds	$142,000

Use of funds:
Cash payments to SkyWave stockholders	$122,500
Anticipated equity offering issuance costs	4,450
ORBCOMM transaction costs (2)	4,000
New credit facility issuance costs (3)	1,925
Cash available for general working capital	9,125

Total use of funds	$142,000

(1)	For the purposes of the unaudited pro forma condensed combined financial statements, ORBCOMM is assumed to be funding the Acquisition by drawing $70,000 under the Term B3 Facility (as defined below) and from the proceeds of a proposed underwritten registered public offering of ORBCOMM common stock (the “November 2014 Equity Offering”), in which the Company expects to raise gross proceeds of approximately $72,000, before deducting discounts, commissions, fees and expenses.
(2)	In accordance with applicable accounting guidance, the transaction costs are expensed as they are incurred.
(3)	See Note (B) below for more information on debt financing fees.

In connection with the Inmarsat Agreement, Inmarsat will settle the $7,500 promissory note on the closing date of the Acquisition for the value of the assets to be transferred to Inmarsat.

On September 30, 2014, ORBCOMM entered into a credit agreement (the “Credit Agreement”) with Macquarie CAF LLC (“Macquarie” or the “Lender”) in order to refinance the Company’s $45,000 9.5% Senior Secured Notes due January 4, 2018 (the “Senior Notes”). Pursuant to the Credit Agreement, the Lender provided secured credit facilities (the “Secured Credit Facilities”) in an aggregate amount up to $160,000 comprised of (i) a term loan facility in an aggregate principal amount of up to $70,000 (the “Initial Term Loan Facility”); (ii) a $10,000 revolving credit facility (the “Revolving Credit Facility”); (iii) a term loan facility in an aggregate principal amount of up to $10,000 (the “Term B2 Facility”), the proceeds of which, if drawn, may be used to finance a potential acquisition; and (iv) a term loan facility in an aggregate principal amount of up to $70,000 (the “Term B3 Facility”), the proceeds of which will be used to partially finance the Acquisition. For more information, see ORBCOMM’s Current Report on Form 8-K as filed with the SEC on October 6, 2014.

Prior to the consummation of the Acquisition, ORBCOMM expects to borrow up to $70,000 under the Term B3 Facility, the proceeds of which will be used to fund in part the Acquisition.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands, except per share data)

(B) Cash and Debt

Pro forma Cash

The Acquisition was agreed to on a cash-free debt-free basis. Upon closing of the Acquisition, SkyWave agreed to settle all outstanding debt and distribute the remaining cash to its shareholders. The adjustment to cash is comprised of the following items:

Anticipated proceeds from credit facility	$70,000
Anticipated proceeds from November 2014 Equity Offering	72,000
Cash payments to SkyWave stockholders	(122,500)
Anticipated equity offering issuance costs	(4,450)
ORBCOMM transaction costs	(4,000)
New credit facility issuance costs	(1,925)
SkyWave cash and cash equivalents to be distibuted to shareholders prior to closing	(41,603)

Net cash adjustment	$(32,478)

Pro forma Debt

As described above, ORBCOMM expects to borrow up to $70,000 under the Term B3 Facility, which will be used to fund the Acquisition. Additionally, deferred financing fees of $385 and $1,540 were added to prepaid expenses and other current assets and other assets, respectively, in connection with the borrowing under the Term B3 Facility. The adjustments to debt is comprised of the following:

ORBCOMM notes payable as of June 30, 2014	$45,000
SkyWave current notes payable as of June 30, 2014	260
SkyWave non-current notes payable as of June 30, 2014	2,064

Total debt as of June 30, 2014	47,324

Settlement of SkyWave non-current notes payable upon closing	(2,064)
ORBCOMM credit facility to finance Acquisition	70,000

Non-current debt adjustments	67,936
Settlement of SkyWave current notes payable upon closing	(260)

Total pro forma debt	$115,000

(C) Intercompany transactions between ORBCOMM and SkyWave

Adjustments have been included in the unaudited pro forma condensed combined balance sheet to eliminate intercompany transactions between ORBCOMM and SkyWave. SkyWave provides products and services to ORBCOMM for resale to ORBCOMM customers. A portion of the service is prepaid by ORBCOMM to SkyWave.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands, except per share data)

(D) Satellite network and other equipment, net

Based on the preliminary fair value assessment, the carrying value of SkyWave’s property and equipment at June 30, 2014 approximates fair value. As such, the carrying value of SkyWave’s property and equipment was used in the preliminary purchase price allocation, and no fair value adjustments were made to the unaudited pro forma condensed combined balance sheet. Adjustments may be required when additional information is obtained and a more detailed review is performed over the fair value of property and equipment. The actual amounts recorded when valuation procedures are completed may differ materially from the current book value of property and equipment.

Adjustments have been included in the unaudited pro forma condensed combined balance sheet with respect to the transfer of assets to Inmarsat for settlement of the $7,500 promissory note under the terms of the Inmarsat Agreement.

(E) Goodwill and other intangible assets

The net adjustment to goodwill includes the elimination of SkyWave pre-Acquisition goodwill balances and is calculated as follows (in thousands):

Purchase price allocation to goodwill (Note 3)	$70,972
Elimination of pre-Acquisition SkyWave goodwill	(820)

Total adjustment to goodwill	$70,152

The net adjustment to other intangible assets, net, is calculated as follows:

New intangibles recorded:
Value assigned to intangible assets acquired (1)	$52,000
Elimination of SkyWave pre-Acquisition other intangibles	(1,337)

Total adjustment to intangible assets, net	$50,663

(1)	Based on the preliminary valuation, intangible assets acquired is comprised of $36,000 of customer contracts, $13,000 of technology and $3,000 of trade names.

See Note 3 – “Preliminary Purchase Price and Allocation” for the estimated purchase price allocation. The final valuation could differ significantly from the current estimate. The pro forma purchase price allocation is preliminary as final valuation procedures have not yet been performed. The pro forma presentation assumes that the historical values of SkyWave’s tangible assets and liabilities approximate fair value. Additionally, the allocation of the purchase price to acquired intangible assets is preliminary and subject to the final outcome of management’s analysis to be conducted, with the assistance of valuation advisors. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the valuation is finalized may differ materially from the pro forma amounts presented herein.

(F) Deferred taxes

The adjustment to deferred tax liabilities reflects an increase of $13,780 associated with the recording of new identifiable intangible assets for the combined company. This amount was calculated using a tax rate of 26.5%, which represents the effective tax rate which would have been in effect for the year ended December 31, 2013. The actual amounts recorded for deferred taxes may differ materially from the pro forma amounts presented herein.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands, except per share data)

(G) Other liabilities

Included in other liabilities is a $944 warrant liability. The warrant liability relates to an option for employees of SkyWave to purchase common stock of SkyWave at an exercise price of CDN$0.79. These warrants will be settled by SkyWave prior to the Acquisition.

(H) Equity

The historical stockholders’ equity of SkyWave will be eliminated upon the completion of the Acquisition. The total stockholders’ equity of the combined company was increased over the pre-Acquisition ORBCOMM amounts by the value of the common stock expected to be issued in connection with the November 2014 Equity Offering. The table below summarizes the change in stockholders’ equity as a result of the Acquisition:

		Additional Paid-In	Accumulated
	Common Stock	Capital	Deficit
Elimination of pre-Acquisition SkyWave equity balances	$(82,794)	$(3,536)	$25,030
Impact of November 2014 Equity Offering, net of fees	13	67,537	—
Estimated transaction fees	—	—	(4,000)

Total pro forma adjustments	$(82,781)	$64,001	$21,030

Unaudited Pro Forma Condensed Combined Statements of Operations

(I) Revenues and Cost of revenues

Adjustments have been included in the unaudited pro forma condensed combined statement of operations to eliminate revenues and cost of revenues from transactions between ORBCOMM and SkyWave. SkyWave provides products and services to ORBCOMM for resale to ORBCOMM customers.

In addition, adjustments of $267 for the year ended December 31, 2013 and $293 for the six months ended June 30, 2014 have been included to reflect an estimated reduction in SkyWave cost of services related to the amended Inmarsat IsatData Pro airtime pricing under the Inmarsat Agreement.

(J) Selling, general and administrative

Adjustments have been included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2014 to eliminate $79 of costs incurred by SkyWave in connection with the Acquisition.

(K) Product development

Adjustments have been included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014 to eliminate $1,200 and $324, respectively, of investment tax credits to product development that would not be available to SkyWave after the Acquisition.

(L) Depreciation and amortization

Adjustments have been included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014 to eliminate historical amortization expenses of $760 and $380, respectively, related to historical values of SkyWave intangible assets, and to record estimated amortization expenses of $4,771 and $2,386, respectively, based on estimated preliminary values of the acquired intangible assets. The estimated preliminary values of the acquired intangible assets have a weighted average useful life of 10.95 years.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands, except per share data)

In addition, adjustments of $1,248 for the year ended December 31, 2013 and $667 for the six months ended June 30, 2014 have been included to reflect a reduction in the SkyWave depreciation related to SkyWave’s right, title and interest in all earth station-related assets currently installed in Inmarsat’s earth stations to be transferred to Inmarsat under the Inmarsat Agreement.

(M) Interest Expense

Under the Credit Agreement, each tranche of the Secured Credit Facilities bears interest, at the election of ORBCOMM, at a per annum rate equal to either (a) a base rate plus 3.75% or (b) LIBOR plus 4.75%, with a LIBOR floor of 1.00%. For the purposes of the unaudited pro forma condensed combined financial statements, an interest rate of 5.75% is assumed.

The adjustment to interest expense reflects the following:

	Six months ended	Year ended
	June 30, 2014	December 31, 2013
Interest expense on Term B3 Facility at LIBOR plus 4.75%	$(2,013)	$(4,025)
Amortization of fees associated with Term B3 Facility	(192)	(385)
Elimination of historical SkyWave interest expense	137	155

Total adjustments to interest expense	$(2,068)	$(4,255)

(N) Income taxes

The pro forma condensed combined income tax provision has been adjusted for the tax effect of adjustments to income before income taxes at the estimated blended effective rate for the periods presented as the effective rate approximates the statutory rate for the periods presented. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities.